ARTICLES OF INCORPORATION

OF

BLACK ROCK CAPITAL, INC.

The undersigned natural person hereby states the following in order to form a corporation pursuant to the Arkansas Business Corporation Act (Act 958of 1987);

1. The previous business entity filed on October 28, 2005 as Black Rock Capital, LLC, is being converted to a corporation, pursuant to Arkansas Code of 1987 Annotated, § 4-32-1201 and the name of this corporation shall be **Black Rock Capital, Inc.**

2. The corporation is authorized to issue 1000 shares of stock, and each share will have a par value of $.01.

3. The street address of the initial registered office of this corporation will be 16623 Cantrell Road, Suite 1B, Little Rock, Arkansas 72223 and the name of the initial registered agent of this corporation at that address is Alan W. Barksdale.

4. The name of each incorporator is as follows:

Name:	Post Office Address:
Alan W. Barksdale	16623 Cantrell Road, Suite 1B Little Rock, Arkansas 72223

5. The nature of the business of the corporation and the object or purposes proposed to be transacted, promoted or carried on by it are as follows:

(a) The primary purpose of the corporation will be to buy, sell and trade real estate, including oil and gas properties;

(b) To conduct any other business enterprise not contrary to law;

(c) To exercise all of the powers enumerated in Ark. Code Ann. § 4-27-302.

6. The president and secretary of the corporation shall have the authority, on behalf of the

corporation, to enter into any contract between the corporation and all of its shareholders (a) imposing restrictions on the future transfer (whether inter vivos, by inheritance or testamentary gift), hypothecation or other disposition of its shares; (b) granting purchase options to the corporation or its shareholders; or (c) requiring the corporation or its shareholders to purchase such shares upon stated contingencies.

7. The number of directors constituting the initial board of directors shall be 1. The members of the initial board of directors and their post office addresses are:

Name	Post Office Address
Alan W. Barksdale	16623 Cantrell Road, Suite 12B Little Rock, Arkansas 72223

8. All shares of stock issued by the corporation shall be represented by certificates.

EXECUTED this 15th day of June, 2011.

Alan W. Barksdale

SUBSCRIBED and **SWORN** to before me this 15th day of June, 2011.

Amy B. Pearson

Notary Public

AMY B. PEARSON NOTARY PUBLIC LONOKE COUNTY, ARK.

My Commission expires:

6/6/2012